                                                                      EXHIBIT 12

                 PG&E Gas Transmission, Northwest Corporation
              Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                            Years Ended December 31,
                                              ----------------------------------------------------------
Ratio of Earnings to Fixed Charges             1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------
   Earnings:
        Income from continuing operations     $ 60.3       $ 42.1       $ 43.5       $ 51.6       $ 47.7
   Adjustments:
        Income taxes                            35.7         24.8         28.8         31.3         30.0
        Fixed charges (as below)                44.1         46.7         46.3         48.2         47.4
                                              ----------------------------------------------------------
            Total adjusted earnings           $140.1       $113.6       $118.6       $131.1       $125.1
                                              ==========================================================

   Fixed charges:    (a)
        Net interest expense                  $ 43.0       $ 46.0       $ 45.7       $ 46.3       $ 45.6
   Adjustments:
        Interest component of rents              0.1          0.4          0.3          0.7          0.9
        AFUDC debt                               1.0          0.3          0.3          1.2          0.9
                                              ----------------------------------------------------------
            Total fixed charges               $ 44.1       $ 46.7       $ 46.3       $ 48.2       $ 47.4
                                              ==========================================================

   Ratio of earnings to fixed charges            3.2          2.4          2.6          2.7          2.6
                                              ==========================================================

(a) There were no shares of preferred stock issued or outstanding during any of the five years ended December 31, 1998, and therefore there were no fixed charges related to preferred stock during these periods.